Exhibit 10.2

Jeffery Masciadrelli	May 12, 2015
21 Nicholas LH
Westfield, MA 01085

Dear Jeff:

I would like to confirm our verbal offer to you as Senior Vice President- Operations.  As discussed, your starting rate of pay will be $4,423.08 per week (Annualized $230,000).  Three weeks vacation will be prorated for 2015. You will be eligible for an annual discretionary bonus of up to 25% of your base salary based on the attainment of specific goals and objectives. Benefits will be effective on the 1st of the month, following 30 days of employment.  You will be an employee at will, which means your employment will be subject to termination at any time, with or without cause.

Colt will pay Severance Benefits of 6 months paid out over six months to you shall be subject to delivery of an executed Agreement and General Release in the event of your employment being terminated on a “Without Cause Basis”.

All offers of employment are contingent upon your successful completion of a drug screen.  Please call the Connecticut Occupational Medicine Partners at the office most convenient for you to schedule an appointment upon formal acceptance of our offer.  We have enclosed a letter you may present to the clinic at the time of your exam; it includes directions to the clinic.  It also contains the addresses and phone numbers of the Clinic’s locations.  You must complete this physical within one week of receipt of this letter or this offer will be rescinded.

All offers of employment are also contingent upon your completion of the enclosed questionnaire.  Under the provisions of the recently amended Gun Control Act, firearm manufacturers are required to obtain and keep on file the information contained in the questionnaire.  An affirmative or untruthful answer in any item a. through j. may result in the withdrawal of our offer of employment.  In addition, I have enclosed our Notice to All Applicants, which reaffirms our compliance with all state and federal regulations governing the employment relationship.  You will note that the reverse side of this notice includes the listing of acceptable documentation for proof of employment authorization.  Please bring the appropriate documentation to your orientation.

Offers of employment are also contingent upon a criminal background check.  Please complete and return the enclosed General Authorization Release for American Screening, LLC.

Please feel free to contact me at (860) 244-1359 with any questions or concerns.  We look forward to working with you and welcome you to the Colt team!

Sincerely,

/s/ Stephen C. Welford

Stephen C. Welford

Director, Human Resources

Please sign below to indicate that you have accepted our contingent offer of employment and return this letter by mail or fax 860-244-1474 within 7 days of the above date.

Signature:	/s/ Jeffery P. Masciadrelliz	Date:	May 13, 2015
Jeffery P. Masciadrelliz